Exhibit 99.1

Universal Biosensors Inc
ARBN 121 559 993 1 Corporate Avenue
Rowville VIC 3178
Australia
Telephone +61 3 9213 9000
Facsimile +61 3 9213 9099
Email info@universalbiosensors.com www.universalbiosensors.com

25 June 2018

Chief Executive Officer’s Address

Annual General Meeting

Good morning, ladies and gentlemen, I am happy to welcome you to our Rowville office for Universal Biosensor’s 2018 Annual General Meeting. Historically the AGM is held in Sydney and this year we decided to move the meeting to our facility here in Melbourne.

Having joined the Company in October 2017 as Chief Executive Officer and on behalf of the Board and management I am pleased to provide the CEO update.

As you know, UBI currently has three revenue sources; the service contract with LifeScan for blood glucose testing, the Siemens coagulation product, and our recently acquired lab services business Hemostasis Reference Laboratory (HRL) in Hamilton, Canada providing non-diagnostic, specialty coagulation testing.

First, at the top line the LifeScan OneTouch® Verio® quarterly service fees (QSF’s) for the supply of blood glucose test strips increased in 2017 to $20.0 million up 12.0% over 2016. For the three months to 31 March 2018, quarterly service fees were $6.9 million, broadly in-line with the previous comparable quarter where QSF’s were $6.8 million and an increase of 2% compared to Q1 2017.    As per prior guidance we continue to expect quarterly service fees revenue to increase 7% in USD for this fiscal year.

In addition, as previously reported, an important milestone was reached in November 2017 when the aggregate quarterly service fees received from LifeScan exceeded US$45 million creating the option for LifeScan to give notice to buy out its obligation to pay quarterly service fees for a one-time lump sum amount.

Second, at the top line is the Siemens Xprecia Stride™ Coagulation Analyser test strips revenue of $4.1 million in 2017. Then for the three months to 31 March 2018 strips revenue was $0.5 million compared to $0.9 million in Q1 2017. In line with previous guidance, UBI’s Management expects that PT-INR test strip volume and revenues will be sequentially lower for 2018 until the Xprecia Stride™ product gains meaningful global market share.

Third, in 2017 we completed the HRL post-merger integration following its December 2016 acquisition thereby fully bringing the business into the UBI group. While the external revenue is small and consolidated in “other services,” our plan for 2018 and going forward is to implement business development actions to grow current and new customer revenue to transition HRL from a cost centre to a profit centre in the mid-term.

From a cost perspective, 2017 R&D expenditure declined by 15% to $10.8 million, mostly due to the “hold” put on the previous in-house proprietary PT-INR self-testing device R&D program in March 2016. General and administration expenditure increased 6% to $6.7 million in the period partly reflecting the impact of the HRL acquisition. Subsequently in Q1 2018, operating costs and expenses increased 47% compared to Q1 2017. This was largely due to increased R&D expenditure ($3.9 million in Q1 2018, up from $2.1 million in Q1 2017), as UBI ramps-up various development tests for Siemens in relation to a new and alternative coagulation product which is being designed to expand PT-INR functionality and penetration in the Point-of-Care coagulation market. These development tests are required as the coagulation product advances towards regulatory clinical trials. In addition, as previously indicated UBI also re-commenced work on an in-house proprietary PT-INR self-testing device and associated test strip leveraging existing partner funded development activities.

A significant change to the Company’s cash flow stems from the refundable R&D Tax Incentive. The R&D cash rebate received was $7.5 million in the 2017 financial year based upon the R&D expense incurred in 2016. For 2018, UBI is not eligible to claim the R&D cash rebate for 2017 R&D expenditures as the Company’s revenues exceeded the government’s $20 million revenue threshold. This binary government policy at the $20 million threshold is an important financial change for the Company going forward. The Company and shareholders have benefited from this rebate over the past years and now an important cash flow element is lost.

Another financial item of note is that the US$15 million term loan maturity date was extended from December 2018 to July 2019 to provide repayment flexibility. This loan will be classified as a current liability with our Q2 reporting as of 30 June 2018.

With on-going cost management, EBITDA (excluding refundable R&D Tax Incentive) was $3.8 million and net cash position including restricted cash was $10.5 million in 2017. Then for the three months to 31 March 2018 EBITDA was $683,000 and net cash position including restricted cash was $9.1 million after accounting for debt obligations. Management remains committed to control expenditures based on revenue available to spend within the current capital structure and investment prospects. This control includes cost reduction efforts such as over 20% Rowville full-time staff reduction over the past nine months. In addition while we re-commenced work on an in-house proprietary PT-INR self-testing device and associated test strip, other research and development expenditures will be stopped unless there is a positive, near-term market prognosis.

UBI’s current market capitalization is about $41 million. Looking forward with the growth in quarterly service fees from the blood glucose business, we estimate the LifeScan one-time lump sum amount will be valued at approximately $40 to $45 million by the end of 2018. On Wednesday 13 June it was announced that Johnson & Johnson accepted Platinum Equity’s US$2.1 billion buyout offer which was previously announced on Friday 16 March. We look forward to engaging with Platinum Equity to assess opportunities to cooperate once business partner communications opens.

In addition to the blood glucose product revenue, we have the Siemens PT-INR coagulation product in market. And while the Xprecia Stride™ has Food and Drug Administration 510(k) clearance, the sales are constrained in the U.S. market by the lack of CLIA waiver from the U.S. FDA to access the medical clinics, general practitioners (GPs) and specialists market segment.

However the current product and the next generation product in development have upside revenue and value for the Company. In the first half-year investor presentation, I will provide a complete update on our 2018 priorities and describe a generic development and go to market process and timeline to help understand that pathway.

To close I would like to thank all of our dedicated employees for their support in my transition and, on behalf of the Management, for their contribution to the success of the Company over the past year. I would also like to thank the Board members for their important ongoing work, strategic guidance and commitment to the investors and to the success of the Company.    Finally I wish to thank our investor community for your support during 2017 as we undertake on our journey through 2018.

Rick Legleiter

Chief Executive Officer

Note: unless otherwise stated, all references to “$” are references to Australian dollars.